Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

November 21, 2013

XL Group Public Limited Company
XLIT Ltd.
XL House, 8 St. Stephen's Green,
Dublin, Ireland 2

RE:	XLIT Ltd., Registration Statement on Form S-3 (Registration No. 333-177869)
Ladies and Gentlemen:
We have acted as special United States counsel to XL Group Public Limited Company, a public company limited by shares, incorporated under the laws of Ireland (the “Company”), and its wholly-owned subsidiary, XLIT Ltd., a Cayman Islands exempted company (“XL-Cayman”), in connection with (i) the proposed issuance and sale by XL-Cayman of XL-Cayman’s 2.30% Senior Notes due 2018 (the “2018 Notes”) and 5.25% Senior Notes due 2043 (the “2043 Notes,” and together with the 2018 Notes, the “Notes”), which are fully and unconditionally guaranteed with respect to the payment of principal, premium, if any, and interest thereon (the “Guarantees” and, together with the Notes, the “Securities”) by the Company, (ii) a statement of eligibility on Form T-1 of Wells Fargo Bank, National Association, which was filed by the Company with the Commission on November 20, 2013 (iii) the filing by the Company and XL-Cayman with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) of the Preliminary Prospectus Supplement, dated November 18, 2013 (the “Preliminary Prospectus Supplement”), and the Final Prospectus Supplement, dated November 18, 2013 (the “Final Prospectus Supplement”), to a Registration Statement on Form S-3 filed by the Company and XL-Cayman with the SEC on November 9, 2011 (Registration No. 333-177869) (the “Registration Statement”) relating to the Securities and (iv) the filing by the Company and XL-Cayman with the SEC of a free writing prospectus, dated November 18, 2013 (the “Term Sheet”), relating to the Securities.
In connection with this opinion letter, we have examined the Registration Statement, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Term Sheet. We have also examined and relied upon the indenture, dated as of September 30, 2011 (the “Base Indenture”), between the Company, XL-Cayman, and Wells Fargo Bank, National Association, as trustee, as supplemented by the Second Supplemental Indenture dated as of November 21, 2013 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), certificates or statements of public officials, certificates of officers of the Company and XL-Cayman and copies of such other documents, corporate records and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

XL Group Public Limited Company
XLIT Ltd.
November 21, 2013

We have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
We have also assumed for purposes of our opinion without any independent investigation or verification of any kind, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture will constitute a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
Based upon the foregoing, and subject to the further limitations and qualifications set forth below, we are of the opinion that the Notes are the valid, binding and enforceable obligations of XL-Cayman, the Guarantees are the valid, binding and enforceable obligations of the Company, and the Notes and the Guarantees are entitled to the benefits of the Indenture.
The opinions expressed above are subject to the following limitations and qualifications:
Under applicable law, guarantors may be entitled to certain rights or protections which as a matter of statutory or common law may not be waived or altered. We express no opinion herein as to the enforceability of any provisions of the Guarantees which purport to waive or alter such rights or protections, except to the extent permitted by law.
Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or XL-Cayman, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company or XL-Cayman), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors' rights.
We note that the designation in Section 4.5 of the Supplemental Indenture of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities is (notwithstanding the waiver in Section 4.5) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.
We also note that the waivers of defenses contained in Article XI of the Base Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

XL Group Public Limited Company
XLIT Ltd.
November 21, 2013

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York (excluding for such purposes any matter relating to the insurance laws and regulations of such jurisdictions).
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters.” In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP